Exhibit 10.2

Contract for Purchase of Business Assets From a Corporation

1. Parties. Frontline Freight Systems of Florida, Inc., a Florida S corporation with officers at 9024 Boggy Creek Road Orlando FL, Seller, and Segmentz, Inc., a Delaware Corporation with headquarters at 18302 Highwoods Preserve Parkway, Buyer, agree to the following sale.

2. Sale of Business Assets. Seller is selling to Buyer and Buyer is buying from Seller the assets of the business known as Frontline Freight Systems of Florida, Inc. located at 9025 Boggy Creek Road Orlando, FL 32824.

3. Assets Being Sold. The assets being sold consist of:

☒ A. The goodwill of the business, including the current business name and phone number.

☒ B. The lease , between Frontline Freight, Inc., Seller, and (Landlord), Landlord, covering the premises at 9024 Boggy Creek Road Orlando FL.

☒ C. The furniture, fixtures and equipment listed in attached Schedule A.

☒ D. The equipment leases listed in attached Schedule B

4. Purchase Price

The purchase price is $100,000, payable in shares of Segmentz common stock, determined by the closing price over the prior twenty trading days, allocated as follows:

A.	Goodwill	$0

B.	Assignment of lease	$10,000

C.	Furniture, fixtures and equipment	$40,000

D.	Accounts Receivable	$50,000

Total		$100,000

The total purchase price will be adjusted by prorating rent, taxes, insurance premiums, utility costs and security deposits as of the date of closing.

5. Payments Due at Closing. At closing, Buyer will reserve for Seller the following amounts, in shares of Common Stock of Segmentz, Inc.:

☒ $100 to be applied toward the amount listed in paragraph 4.

☒ $99,900 in shares of Common Stock of the Buyer reserved for issuance, tendered pursuant to provision 8 herein, to be applied toward the amount listed in paragraph 4.

6. Incentive Agreement. At closing, Seller will enter into a contract of employment with Judy Bruner that provides for salary and benefits and incentive earnings as detailed below:

☒ Salary. Judy Bruner will remain for three years as the Vice President of Operations of Segmentz, d/b/a Frontline Freight/Bullet Freight of Orlando, Inc. at a base salary of $55,000

☒ Benefits. Buyer will provide such benefits as are provided to all employees including partial payment for medical insurance, 401K plan and expense reimbursement in accordance with company policies

☒ Options. Buyer will grant the Seller Options to purchase 25,000 shares of Segmentz, Inc. at a price of $2.50 per share, exercisable for three years from date of issuance, granted one-third for each full year of employment as further detailed in employment agreement.

☒ Performance Bonus. Judy Bruner will receive 25% of the net profits from the operation of Segmentz, Inc. Orlando operations d/b/a Frontline/Bullet Freight Systems, Inc. for each dollar in profit in excess of $75,000 per year (the “Breakpoint”) as defined in her employment agreement.

☒ Liquidation Bonus or Penalty. Buyer will assist the Seller in reducing obligations with creditors with its best efforts, to reduce outstanding balances due to creditors and will give Seller a liquidation bonus in cash equal to fifty percent of the excess over the price paid for the assets, realized from collection of Accounts Receivable, fair market value estimate of fixed assets minus amount paid on behalf of Seller to creditors. In the event that such calculation yields a deficit balance, there will be an offset to amounts due to Seller in the Buyer’s sole discretion+. In the event that there are liabilities remaining after the settlement of claims with funds received from Accounts Receivable, Buyer will disclose options to Seller who will select remaining settlements and final actions with regards to Frontline Freight Inc.

7. Seller’s Debts. Buyer is assuming Seller’s debts and liabilities as detailed on Schedule B to this Agreement.

At closing, Seller will confirm in an affidavit (Attachment) that Seller has assumed all debts and liabilities of the business pursuant to this agreement, including those that are known and those that are in dispute.

8. Escrow Shares Earned out. The shares tendered pursuant to the Asset Purchase Agreement will be reserved and earned by the Seller over the next two years, payable six months from the date of this Agreement and every six months following the Agreement date up to 25% of Selling price, subject to meeting revenue goals set forth below:

Year	Amount	Shares
2004	$600,000	$49,950
2005	$625,000	$49,950

9. Closing. The closing will take place:

Date: December 22, 2003

Time: 12:00 PM

Location: 9024 Boggy Creek Road Orlando FL

At closing, Buyer and Seller will sign the documents specified in this contract and all other documents reasonably needed to transfer the business assets to Buyer. Buyer will pay Seller the amounts required by this contract and Seller will transfer the business assets to Buyer.

10. Documents for Transferring Assets. At closing, Seller will deliver to Buyer these signed documents:

☒ A. A bill of sale for the tangible assets being bought, with a warranty of good title.

☒ B. An assignment of the lease, with the landlord’s written consent.

☒ C. Assignment of any other contracts that are being transferred to Buyer, with the written consent of the other contracting person, if such consent is required.

☒ D. Assignments of all trademarks, patents and copyrights that are part of this purchase.

Seller will also deliver to Buyer at closing all other documents reasonably needed to transfer the business assets to Buyer.

11. Seller’s Representations. Seller warrants and represents that:

A. Seller has good and marketable title to the assets being sold. The assets will be free from encumbrances at closing.

B. At closing, Seller will have paid all taxes affecting the business and its assets.

C. There are no judgments, claims, liens or proceedings pending against Seller, the business or the assets being sold, and none will be pending at closing.

D. Seller has given Buyer complete and accurate information, in writing, about the earnings of the business, its assets and liabilities, and its financial condition.

E. Until closing, Seller will not enter into any new contracts or incur any new obligations and will continue to conduct its business in a normal manner.

These warranties and representations will survive the closing.

12. Buyer’s Representations. Buyer warrants and represents that:

A. Buyer has inspected the tangible assets that Buyer is purchasing and the premises covered by the lease, and at closing its consent to complete this transaction will evidence its satisfaction with conditions and provisions pursuant to condition of assets and satisfaction with such condition.

These warranties and representations will survive the closing.

13. Covenant Not to Compete. The shareholders named at the end of this contract are all of Seller’s shareholders. For 3 years following the closing, none of Seller’s shareholders will directly or indirectly participate in a business that is similar to a business now or later operated by Buyer in the same geographical area. This includes participating in a shareholders ‘s own business or as a co-owner, director, officer, consultant, independent contractor, employee or agent of another business.

In particular, none of the shareholders of Seller will:

(a) solicit or attempt to solicit any business or trade from Buyer’s actual or prospective customers or clients;

(b) employ or attempt to employ any employee of Buyer;

(c) divert or attempt to divert business away from Buyer; or

(d) encourage any independent contractor or consultant to end a relationship with Buyer. Each shareholder of Seller acknowledges and agrees that if any shareholder of Seller breaches or threatens to breach any of the terms of this paragraph 16, Buyer will sustain irreparable harm and will be entitled to obtain an injunction to stop any breach or threatened breach of this paragraph 16.

Each shareholder, by signing this contract, accepts and agrees to be bound by this covenant not to compete. At closing, Buyer will pay each shareholders $1 for his or her covenant not to compete.

14. Risk of Loss. If business assets are damaged or destroyed before closing, Buyer may cancel this contract, in which case Seller will release Buyer from further obligation hereunder.

15. Disputes.

☒ Litigation. If a dispute arises, either party may take the matter to court.

☒ Mediation and Possible Litigation. If a dispute arises, the parties will try in good faith to settle it through mediation conducted by

☒ a mediator to be mutually selected.

The parties will share the costs of the mediator equally. Each party will cooperate fully and fairly with the mediator and will attempt to reach a mutually satisfactory compromise to the dispute. If the dispute is not resolved within 30 days after it is referred to the mediator, either party may take the matter to court.

☒ Mediation and Possible Arbitration. If a dispute arises, the parties will try in good faith to settle it through mediation conducted by

☒ a mediator to be mutually selected.

The parties will share the costs of the mediator equally. Each party will cooperate fully and fairly with the mediator and will attempt to reach a mutually satisfactory compromise to the dispute. If the dispute is not resolved within 30 days after it is referred to the mediator, it will be arbitrated by

☒ an arbitrator to be mutually selected.

Judgment on the arbitration award may be entered in any court that has jurisdiction over the matter. Costs of arbitration, including lawyers’ fees, will be allocated by the arbitrator.

16. Required Signatures. This contract is valid only if signed by all of the shareholders of Seller.

17. Entire Agreement. This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

18. Successors and Assignees. This agreement binds and benefits the heirs, successors and assignees of the parties.

19. Notices.

All notices must be in writing. A notice may be delivered to a party at the address that follows a party’s signature or to a new address that a party designates in writing. A notice may be delivered:

(1) in person,

(2) by certified mail, or

(3) by overnight courier.

20. Governing Law. This agreement will be governed by and construed in accordance with the laws of the state of Florida.

21. Counterparts. The parties may sign several identical counterparts of this agreement. Any fully signed counterpart shall be treated as an original.

22. Modification. This agreement may be modified only by a writing signed by the party against whom such modification is sought to be enforced.

23. Waiver. If one party waives any term or provision of this agreement at any time, that waiver will only be effective for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this agreement, that party retains the right to enforce that term or provision at a later time.

24. Severability. If any court determines that any provision of this agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable and such provision shall be modified, amended or limited only to the extent necessary to render it valid and enforceable.

Agreed to this 22nd day of December, 2003.

Dated: December 22, 2003

SELLER	BUYER

Name of Business: Frontline Freight, Inc.	Segmentz, Inc.

a Florida S Corporation	a Delaware Corporation

By:	By:

Judy Bruner	John S. Flynn

President	President & Chief Financial Officer

Address: 9024 Boggy Creek Road	18302 Highwoods Preserve Parkway

Orlando FL	Tampa, FL 33647

Consent of Shareholders

To induce Buyer to buy the assets of Frontline Freight, we each represent and warrant that:

1. I am the sole shareholder of Frontline Freight, Inc.

2. I consent to this contract.

3. I will be personally bound by Seller’s representations and warranties contained in this contract.

4. I will be personally bound by the covenant not to compete contained in Paragraph 16.

5. I personally guarantee the obligations of Seller contained in this contract.

Shareholder:

Judy Bruner

Dated:

Consent of Others to Covenant Not to Compete

I consent to and agree to be bound by the terms of the Covenant Not to Compete described in Paragraph 16 of the above Contract for Purchase of Business Assets and will sign the Covenant upon those terms.

By:

Judy Bruner

Dated:

Schedule A (Furniture, Fixtures and Equipment)

Item	Year	SN	Lien
Gestetner Copier 3325e	NA	1B3081369
Smart Com Computer
Dell		MY-08J854-46632-245-82WY
HP Laser Jet 1100		JDE2029559
Hyster Forklift S60XL		C187VO6923P
Cass Scale	C1-2001	CI08908781
5 Pallet Jacks
Kenmore Refrigerator
Daewoo Microwave
60 feet 2-tier racking
Vodavi Communications
Starplus phone system (4 units)		#01001280
4 Office Desks
3 Desk Chairs
Canon BJC-1000
Accounts Receivable Approximately	$112,000

Lease and Debt Schedule B

Creditor	Type	Payoff	Account Number
Wachovia Bank		$50,189.11
American Express		$2,179.63
American Express		$966.92
American Express		$4,000.00
Citibank Platinum		$5,375.20
McCoy Federal Credit		$5,000.00
Individualized Bankcard		$2,917.20
Individualized Bankcard		$699.36
GMAC		$3,000.00
Marlin Leasing		$234.28
L & S Logistics		$550.00
Ryder Truck Rental		$1,911.97
Ryder Truck Rental		$5,246.10
Ryder Truck Rental		$5,571.99
Ryder Truck Rental		$2,000.00
Ryder Truck Rental		$333.30
Schuler Packaging		$93.72
Technology Air		$283.02
Excel Business		$441.00
DeArrigoitia Accounting		$2,511.00
TIme Warner		$706.61
Sams LP Gas		$225.29
Clarkliftg		$559.87
Rreef		$235.32
ABP		$3,495.00
Brinks		$133.12
Datatrac		$800.00
Nextel		$889.07
DB Reeef		$2,697.11
Miscellaneous		$7,500.00
Owner Operator P/R		$9,000.00

		$119,745.19